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                                                                   Exhibit 10.19


                                                                   EXECUTED COPY
PRIVILEGED AND CONFIDENTIAL

Mr. James R. Craigie
29 Minute Man Rd.
Ridgefield, CT  06877

Dear James:

         We are all extremely pleased that you have agreed to accept the position of President and Chief Executive Officer ("CEO") of Spalding Holdings Corporation (the "Company"), effective December 7, 1998 ("Commencement Date"), in accordance with the terms and conditions under this letter ("Agreement"), which shall govern your employment with the Company. As soon as practicable after this Agreement is executed, you will enter into other agreements with the Company and the investors therein (including, but not limited to, the Management Stockholder's Agreement dated as of December 7, 1998, Sale Participation Agreement, and Non-Qualified Stock Option Agreement granted pursuant to the 1998 Stock Purchase and Option Plan for Key Employees of the Company and Subsidiaries (the "Option Plan") (collectively, with the other Agreements, the "Management Equity Agreements")). Such Management Equity Agreements will be substantially in the form executed with other executives of the Company, with such changes as are necessary to reflect the terms herein.

         With respect to the terms of your employment with the Company, you shall have the customary duties, responsibilities and authorities of a chief executive officer at a corporation of a similar size and nature. You shall also receive such office, staffing, and other assistance commensurate with that received by such other chief executive officers. With respect to compensation for your services as CEO of the Company, you will receive the following compensation, from which the Company shall be entitled to withhold any amount required by law:

         Upon your commencement of employment with the Company, you shall be paid $215,000 in consideration of your joining the Company, which amount shall not be counted for purposes of (a) determining any other amounts to which you are entitled hereunder or (b) any other benefit calculations under any Company plans, programs or arrangements. With respect to compensation for your services as CEO of the Company, you will receive the following compensation, from which the Company shall be entitled to withhold any amount required by law:

                             (i) The Company shall pay you a base salary ("Base
                  Salary") at the rate of $375,000 per annum. Such Base Salary shall be payable in accordance with the normal payroll practices of the Company. Any increase in Base Salary shall be in the discretion of the Board upon annual review and, as so increased, shall

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                  constitute "Base Salary" hereunder; provided, however, that such salary shall be guaranteed to increase at least 7.5 percent for the calendar year beginning January 1, 2000 and ending on December 31, 2000.

                   (ii) The Company shall pay you an annual bonus in an amount to be established based on the Company's attainment of certain performance goals relative to the EBITDA of the Company, as established by the Board of Directors of the Company (the "Board"), with a target equal to one hundred percent (100%) of your Base Salary ("Target Bonus") and the opportunity to achieve up to two hundred percent (200%) upon the achievement of the applicable performance goals. The actual bonus amount paid (the "Bonus") will be determined by the Board based on quantitative and qualitative objectives established annually by the Compensation Committee and approved by the Board. It is expected that your annual cash compensation from Base Salary and Bonus will be $750,000 (increased proportionately by the effect of annual increases to your Base Salary).

                  (iii) The Company will provide you with coverage under all pension and welfare benefit programs, plans and practices which the Company makes available to its senior management (commensurate with your position in the Company and to the extent permitted under any such employee benefit plan) in accordance with the terms thereof (including, without limitation, the Spalding Medical and Dental Plan (except that the Company will waive any exclusions for preexisting conditions under the Medical and Dental Plan), Retirement Plan and other employee life, travel and disability plans for executives), as well as certain other fringe benefits, including the use of a Company car (with a value not to exceed $60,000) and reimbursement for the associated expenses (car telephone, gas, insurance, licensing and maintenance), preparation of your federal, state, and local income tax returns by the Company's income tax preparer, at the Company's expense, and the cost of an annual physical. In addition, you shall be entitled to up to four (4) weeks of paid vacation annually, accruing at a rate of 1 2/3 vacation days for each month worked.

                  (iv) The Company will also reimburse you for reasonable expenses, including travel expenses, incurred in carrying out your duties and responsibilities under this Agreement. Such expenses will be reimbursed upon presentation by you from time to time of appropriately itemized and approved (consistent with the Company's policy) accounts of such expenditures. All business-related air travel shall be made by first class airfare, if available.

         With respect to any reasonable relocation expenses you may incur relating to the commencement of your employment with the Company, the Company will reimburse you for any such expenses (including, without limitation, any rental expense for a temporary residence and related living expenses until June 30, 1999). With respect to your current residence, the Company will either reimburse you for the loss, if any, upon a sale by you or purchase such residence at its appraised value, if necessary, all in accordance with the Company's relocation policy. Such expenses will be reimbursed upon presentation by you from time to time of

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appropriately itemized and approved (consistent with the Company's policy)
accounts of such expenditures.

         With respect to the termination of your employment by the Company without Cause (as hereinafter defined) (other than on account of your death or Permanent Disability), you shall receive the following:

                    (i) an amount equal to your most recent year's Base Salary and Bonus, payable in installments pursuant to the normal payroll practices of the Company over the one year period (or two year's Base Salary and Bonus, payable over a two year period, if such termination is after January 1, 2001), commencing with your termination of employment ("Severance Period"); and

                    (ii) continued coverage under any employee medical, disability and life insurance plans in accordance with the respective terms thereof (other than the requirement of continued employment) for a period ending upon the earlier of (i) the expiration of the Severance Period or (ii) the date on which you obtain such coverage under a comparable plan of a new employer.

         In consideration of the compensation and benefits to which you are entitled hereunder and in order for you to receive the foregoing severance payments, you hereby agree that while you are employed hereunder and for one year thereafter (or, if longer, for the duration of the Severance Period) you will neither compete with the Company, its subsidiaries, nor any of its affiliates nor solicit individuals who were employed by the Company within 12 months following your termination of employment to leave the employ of, or compete with, the Company, its subsidiaries, and its affiliates. In addition, you shall keep confidential at all times any Confidential Information which you learn while employed hereunder. The foregoing covenants pertaining to confidentiality, noncompetition, and solicitation shall, except as otherwise provided for herein, be similar in scope and subject to the same remedies as the corresponding covenants in the Management Equity Documents.

         With respect to any disability which entitles you to long-term benefits under the Company's long-term disability benefit plan applicable to senior executives of the Company as in effect on the date hereof ("Permanent Disability") or upon your death, your employment will be terminated (upon written notice thereof given by either the Company or you, in the event of Permanent Disability), and you (or in the event of your death, your beneficiary) shall receive or commence receiving, as soon as practicable:

                   (i) the actual Bonus, if any, you would have received in respect of the fiscal year in which your termination occurs, prorated by a fraction, the numerator of which is the number of days of the fiscal year until termination and the denominator of which is 365, payable at the same time as bonuses are paid to other senior executives; and

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                  (ii) any unpaid payments of Base Salary previously earned and other payments under applicable plans or programs to which you are entitled pursuant to the terms of such plans or programs.

         With respect to any termination of your employment by the Company for Cause or by you for any reason (other than Permanent Disability or Death), you shall not be entitled to the payment of any compensation or the provision of any benefits otherwise included under this Agreement. As used herein, the term "Cause" shall be limited to (i) your willful and continued failure to perform your duties with respect to the Company beyond ten (10) days after a written demand for substantial performance is delivered to you by the Company; (ii) the engaging by you in misconduct (x) involving dishonesty or breach of trust in connection with your employment, (y) which would be a reasonable basis for an indictment of you for a felony or misdemeanor involving moral turpitude or (z) which results in a demonstrable injury to the Company.

         In addition to the foregoing, we have agreed that you will have the right to be granted 500,000 shares of Company Stock (for which you will pay the par value of $.01 per share, for a total payment of $5,000), which shall be restricted stock and subject to forfeiture, and an option to purchase 2,000,000 shares of Company Stock, both of which grants shall be made under, and in accordance with, the Option Plan (including such vesting, restrictions, limitations and other provisions as provided for therein and in the other Management Equity Agreements); provided, however, that the vesting schedule for the restricted shares and the option shall not exceed twenty percent (20%) annually. You will also be expected to purchase 250,000 shares of common stock at $2.00 per share (for a total investment equal to $500,000). All such shares of purchased common stock and any shares received upon exercise of any of the options discussed herein shall be subject to the restrictions and conditions set forth in the Management Equity Agreements. In addition, you will have the right to be granted (at a per share exercise price of $2.00) an option to purchase 500,000 additional shares of common stock, which bonus option shall become exercisable at the end of the eighth year following the date of grant; provided, however, that in the event that the EBITDA targets (set forth on Schedule A, attached hereto) are achieved, such bonus option shall become exercisable as to twenty percent (20%) of the Accelerated Shares (as defined on Schedule A) for each year since the date of grant (as provided for on the attached Schedule A).

         All notices or communications hereunder shall be in writing, addressed as follows:

                           To the Company:

                           Spalding Holdings Corporation
                           _ Kohlberg Kravis Roberts & Co, L.P.
                           9 West 57th Street
                           Suite 4200
                           New York, New York  10019
                           Attn:  Michael T. Tokarz
                           To you at the address first above written.

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Any such notice or communication shall be delivered by telecopy, by hand, by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

         Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that cannot be resolved by you and the Company, including any dispute as to the calculation of your benefits or any payments hereunder, shall be submitted to arbitration in New York, New York in accordance with the procedures of the American Arbitration Association, which arbitration shall be a binding and conclusive settlement of any such claims or disputes. This Agreement and any dispute thereunder shall be construed, interpreted and governed in accordance with the laws of the State of New York without reference to rules relating to conflicts of law. Each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Agreement.

         You shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following your death, and may change such election, in either case by giving the Company written notice thereof. In the event of your death or a judicial determination of your incompetence, reference in this Agreement to you shall be deemed, where appropriate, to refer to your beneficiary, estate or other legal representative, and the Company shall pay amounts payable under this Agreement, unless otherwise provided herein, in accordance with the terms of this Agreement, to your personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees or estate, as the case may be.

         This Agreement may be executed in counterparts.

         If the foregoing terms and conditions are acceptable and agreed to by you, please sign on the line provided below to signify such acceptance and agreement and return the executed copy to the undersigned.

                                       SPALDING HOLDINGS CORPORATION

                                       s/ Marc Lipschultz
                                       ----------------------------------------
                                       By:  Marc Lipschultz

                                       s/ Michael Tokarz
                                       ----------------------------------------
Accepted and Agreed                    By:  Michael T. Tokarz

s/ James R. Craigie
------------------------
James R. Craigie

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                                   SCHEDULE A

                   ACCELERATED EXERCISABILITY OF BONUS OPTION


                                                      Your bonus option will become
In the event that the 1999-2000                       exercisable to purchase this number
cumulative EBITDA equals or exceeds:                  of shares  ("Accelerated Shares"):
------------------------------------                  ----------------------------------
         $150 million                                           250,000

         $160 million                                           500,000


The Accelerated Shares shall become exercisable on the following accelerated schedule:

          40% as of the determination of the 1999-2000 cumulative EBITDA

          60% as of the third anniversary of the grant date

          80% as of the fourth anniversary of the grant date

         100% on and after the fifth anniversary of the grant date

Any shares not so accelerated shall remain unexercisable until the ninth anniversary of the grant date.

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